EXHIBIT 99.1

June 26, 2020

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS FINANCIAL RESULTS FOR FISCAL 2020

MIDLAND, TX – 06/26/2020 – Mexco Energy Corporation (NYSE American: MXC) reported results on its Annual Report, Form 10-K to the Securities and Exchange Commission (“SEC”) for the fiscal year ended March 31, 2020.

Operating revenues in fiscal 2020 were $2,738,540, an increase of 2% when compared to fiscal 2019 operating revenues of $2,686,873. This is the result of a 25% increase in oil production partially offset by a 4% decrease in oil price and a 43% decrease in natural gas price. Approximately 27% of the fiscal 2020 revenues were produced from royalties free of expense to Mexco.

The Company reported a net loss of $99,478 or ($0.05) per diluted share, for fiscal year 2020, compared to a net loss of $12,946, or ($0.01) per diluted share, for fiscal 2019.

In addition to 86 gross wells (.09 net wells) drilled by other operators on Mexco’s royalty interests, the Company participated in the drilling and completion of 58 wells consisting of 50 horizontal wells and 8 vertical wells at a cost of approximately $1,455,000 for the fiscal year ending March 31, 2020. Of these horizontal wells, 49 are in the Delaware Basin located in the western portion of the Permian Basin in Eddy and Lea Counties, New Mexico and one is located in the Midland Basin in Reagan County, Texas. The operators of these wells include Concho Resources, Inc., Marathon Oil Company, Mewbourne Oil Company, and others.

At March 31, 2020, the Company owned interests in 13 drilled but uncompleted wells in the Delaware Basin at an approximate aggregate drilling cost of $200,000. The Company anticipates aggregate completion costs of approximately $300,000 for these wells. Such completions will be made as economic conditions are appropriate.

The Company’s estimated present value of proved reserves at March 31, 2020 was approximately $22 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item2 – Properties” of Form 10-K. The Company’s estimated proved oil reserves at March 31, 2020 decreased 3% to 1.007 million barrels of oil and natural gas liquids, and natural gas reserves decreased 10% to 4.850 billion cubic feet over the prior fiscal year. This reduction in reserves was primarily the result of the reserves written off due to the five-year limitation. They are primarily royalty interests in the Barnett Shale in Tarrant County, Texas and the Goldsmith field in Ector County, Texas, both of which are on leases held by production and still in place to be developed by others in the future. There were also reserves written off for a working interest in the Fuhrman Mascho Field in Andrews County, Texas due to market conditions. These properties are also on a lease held by production and still in place to be developed in the future. For fiscal 2020, oil constituted approximately 55% of the Company’s total proved reserves and approximately 84% of the Company’s revenues.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2020. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.